Charys In Discussions with Creditors for Financial Restructuring
Friday November 16, 4:15 pm ET

Company Elects Not to Make Scheduled Interest Payment

ATLANTA--(BUSINESS WIRE)--Charys Holding Company, Inc. (“Charys” or the “Company”) (Pink Sheets: CHYS.PK - News), a provider of wireless communications, data infrastructure and restoration and reconstruction services, today announced that it is in discussions with various creditors regarding potential changes to its capital structure. In conjunction with these discussions, the Company has elected not to make the scheduled interest payment due today on its Senior Convertible Notes due 2012.

As previously announced, Charys has retained AlixPartners, LLP to provide advisory services in connection with these restructuring efforts. In addition to supporting the measures to improve Charys’ operations and cost structure, AlixPartners is participating with the Company, Senior Convertible Note holders, and other creditors in order to better align the capital structure to match expected operating performance.

Billy V. Ray, Jr., Charys’ Chairman and CEO said, “We believe we are taking a reasonable course of action to improve our capital structure as quickly as possible. While the challenges faced are complicated and the process time-consuming, we are optimistic that there is a resolution that works for all parties involved.”

The operating subsidiaries continue to conduct business as usual, with performance consistent with recent company estimates.

This press release contains forward-looking statements. These statements are based upon Charys’ current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys is a publicly traded company providing infrastructure services in two primary markets. In the restoration and reconstruction markets, Charys services include emergency planning and coordination, response to catastrophic losses, reconstruction and restoration and environmental restoration. In the wireless communications and data infrastructure markets, Charys provides an array of services including engineering, program management, construction, installation and maintenance, tower services, radio and advanced technology implementation and integration services to large service providers and other business enterprises.

Contact:
Charys Holding Company, Inc.
Main Phone: 678-443-2300
Fax: 678-443-2320
irdept@charys.com
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Corporate Evolutions, Inc.
Investor Relations:
516-482-6565
Fax: 516-482-6099
info@corporateevolutions.com
Source: Charys Holding Company, Inc.